Exhibit 99.1

    Point Therapeutics Announces Receipt of Determination Letter From Nasdaq

     WELLESLEY, Mass.--(BUSINESS WIRE)--Sept. 17, 2007--Point Therapeutics, Inc. (NASDAQ: POTP) announced today that the Company received a staff determination letter on September 12, 2007 from the Listing Qualifications Department of the Nasdaq Stock Market notifying the Company that trading of Point's common stock on the Nasdaq Capital market will be suspended at the opening of business on September 21, 2007 unless the Company requests an appeal of the determination.

     The Company intends to appeal Nasdaq's determination, which request must be made no later than 4:00 p.m. Eastern Time on September 19, 2007. Upon receipt of the Company's hearing request, the suspension of Point's common stock will be stayed, pending Nasdaq's final decision. There can be no assurance that the Nasdaq will grant the Company's request for continued listing or that the Company will be able to regain compliance with Nasdaq. If the Company does not file a timely request to appeal, its common stock will be de-listed on September 21, 2007.

     As previously reported, Point received a letter from Nasdaq on March 8, 2007 indicating that the Company did not meet the $1 minimum share price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). In the September 12, 2007 letter, the Nasdaq also cited as a basis for de-listing the Company's recent cessation of its clinical and research operations, which the Nasdaq believes renders the Company a "public shell", or non-operating company, under Marketplace Rule 4300. The Company disagrees with the Nasdaq's characterization of Point as a "public shell."

     About Point Therapeutics, Inc.:

     Point Therapeutics, Inc. is a biopharmaceutical company which has studied its lead product candidate, talabostat, in a number of human clinical trials as a potential therapy in late-stage cancers. Recent interim clinical results caused the Company's Independent Monitoring Committee to recommend stopping the Company's most advanced clinical trials; its two Phase 3 talabostat studies as a potential treatment for patients in advanced non-small cell lung cancer. Subsequently, the talabostat clinical development program was subsequently put on clinical hold by the FDA. The Company has also studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia and in combination with gemcitabine in Stage IV pancreatic cancer. The Company has recently stopped all ongoing clinical and research operations due to its cash limitations and is currently seeking a buyer or partner for its technology and related intellectual property and other assets, in bankruptcy or otherwise.

     Certain statements contained herein are not strictly historical and are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward-looking statements due to risks and uncertainties to which the Company is subject, and other factors that are described in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.


     CONTACT: Point Therapeutics, Inc.
              Michael Duffy, 781-239-7504